Exhibit 99.01

CannaSys, Inc. Announces Strategic Focus on

Accelerating Distribution of Citizen Toke Marketing Platform

Citizen Toke to Leverage Kushmoji’s Existing Distribution Network of 70 Stores

Senior Management Transition Effective June 2017

DENVER, May 15, 2017--CannaSys, Inc. (OTC QB: MJTK) (CannaSys), a marketing, branding, and technology company, today announced that it will refocus its efforts to accelerate the distribution and marketing of Citizen Toke, its unique text-message-based marketing platform for cannabis retailers and consumers.

Citizen Toke offers exclusive, instant, gamified deals in the cannabis space, powered by SMS. Beneath the surface, Citizen Toke also serves as a powerful bridge between business-to-consumer transactions. While retailers rely on Citizen Toke to spread their latest promotions, news, offerings, and services to its users and community; consumers count on Citizen Toke to serve as their own personal cannabis informant. Citizen Toke is the most efficient means for retail centers to communicate exclusive promotions to their consumers and to extend brand awareness to current and potential customers.

As part of the current strategy, Citizen Toke will collaborate with Kushmoji, a unique cannabis emoji business with more than 70 existing brands. Kushmoji is a leading marketing and advertising platform that provides users access to an entire library of actual cannabis brands and products to use as emoji. Kushmoji, which has already aligned with more than 70 prominent cannabis brands, was recently featured in Moneyish, the LA Weekly, and High Times, as well as on the front page of Market Watch. The platform helps to educate users about brands and products while also connecting people to the brands behind the images all using simple, fun technology that doesn't feel like advertising.

BetaKillers, the dynamic innovation team behind Citizen Toke and Kushmoji (www.kushmoji.io), will be exploring ways to more deeply integrate the various value propositions of both technologies. Consumers can sign up for exclusive deals direct to their mobile phone at www.citizentoke.com.

Beginning June 1, 2017, CannaSys’s chief executive officer will step down and the board of directors will simultaneously appoint Patrick Burke as chief executive officer and as a director. Mr. Burke joined CannaSys as chief operating officer in November 2016 and has been assisting in the continued development and potential integration of Citizen Toke with distribution relationships during the last several months.

As part of CannaSys’s strategic shift, Mr. Burke and the technology and marketing team at BetaKillers will aggressively focus on driving results with Citizen Toke, a highly marketable and desirable platform for cannabis retailers.

Patrick brings a fresh, youthful energy and exuberance to CannaSys leadership, noted Michael Tew, outgoing chief executive officer. The regulated cannabis industry is heavily invested in today’s young adults as consumers of tomorrow. Patrick’s demonstrated success with Kushmoji and the BetaKillers team represent all of the best of that generation with a combination of business, technology, marketing, and practical experience. Mr. Tew will remain as a director.

Mr. Burke commented, “CannaSys has arranged and earmarked the financing necessary to achieve its near-term goals with Citizen Toke, and in partnership with BetaKillers. We are confident in our ability to reach scale quickly. Citizen Toke is the only product of its kind in the cannabis industry and directly addresses the competitive nature of cannabis retailing through geolocational, direct-to-consumer transactions. I am excited to accelerate the commercialization of this product, as we know there is already significant demand in the marketplace.”

CannaSys and its board, and senior management remain committed to creating long-term shareholder value and will provide timely updates to shareholders as they occur.

About CannaSys, Inc.

CannaSys is a technology solutions, marketing, and branding company. Its core products are delivered software as a service to facilitate point-of-purchase transactions and customer relationship marketing solutions. CannaSys plans to develop, acquire, and build strategic relationships with other businesses in order to bring additional solutions to market. For more information, please visit www.cannasys.com.

About Patrick Burke

Patrick Burke is an entrepreneur with a taste for disruptive technologies. He sees an incredible amount of potential in Citizen Toke as an equalizing force for businesses and consumers in the cannabis industry. Marketing has been limited due to strict regulations and thus has been relatively confined to vertical integration. Citizen Toke has the potential to change the entire marketing facet of the cannabis industry. Mr. Burke received an MBA from the Smeal College of Business at Penn State University, University Park, Pennsylvania in 2016 and a Bachelor of Science in chemical engineering from University of Colorado College of Engineering and Applied Science, in Boulder, Colorado, in 2013. Mr. Burke has been a part of the Kushmoji team as chief operating officer, helping build the application’s user base and relationships in the industry. He has also worked with one of the best web-design and digital marketing agencies in Denver, Buhv Designs, as a product development consultant.

About BetaKillers

BetaKillers is a full-service innovation laboratory focused on developing radical new approaches to business-to-consumer interactions. Through identifying and anticipating problems in today’s rapidly-changing technology environment, BetaKillers innovates clever solutions based on three core principles: simplicity, functionality, and beauty. BetaKillers first wireframes these solutions, then fleshes them out to fully-functional, market-ready prototypes. BetaKillers innovates across a wide array of industries, with a particular focus on the cannabis industry. To learn more, please visit www.betakillers.com.

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including continued acceptance of CannaSys’s products, increased levels of competition for CannaSys, new products and technological changes, CannaSys’s dependence on third-party suppliers, and other risks detailed from time to time in CannaSys’s periodic reports filed with the U.S. Securities and Exchange Commission.

CannaSys, Inc.

Michael A. Tew

Chief Executive Officer

Tel: 720.420.1290

Email: michael.tew@cannasys.com

Web: www.cannasys.com